Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst
investorrelations@axiscapital.com	michael.herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL REPORTS FOURTH QUARTER OPERATING INCOME OF $120 MILLION, OR $1.23 PER DILUTED COMMON SHARE

For the fourth quarter of 2015 the company reports:

•	Net income available to common shareholders of $135 million, or $1.39 per diluted common share

•	Annualized return on average common equity of 10.3%

•	Annualized operating return on average common equity of 9.2%

•	Growth in diluted book value per common share of 1% to $54.08

Pembroke, Bermuda, February 2, 2016 - AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported net income available to common shareholders for the fourth quarter of 2015 of $135 million, or $1.39 per diluted common share, compared with net income of $164 million, or $1.60 per diluted common share, for the fourth quarter of 2014. Net income available to common shareholders for the full year 2015 was $602 million, or $6.04 per diluted common share, compared with $771 million, or $7.29 per diluted common share, for 2014.

Our operating income1 for the fourth quarter of 2015 was $120 million, or $1.23 per diluted common share, compared with an operating income of $120 million, or $1.18 per diluted common share, for the fourth quarter of 2014. For the full year 2015, AXIS Capital reported operating income of $401 million, or $4.02 per diluted common share, compared with operating income of $563 million, or $5.32 per diluted common share, for 2014.

1 Operating income and operating return on average common equity are “non-GAAP financial measures” as defined in Regulation G. A reconciliation of operating income to net income available to common shareholders (the nearest GAAP financial measure) and the calculation of operating return on average common equity are provided in this release, as is a discussion of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Full Year Highlights2

•
Gross premiums written decreased by $108 million to $4.6 billion (flat on a constant currency basis), with a decrease of $155 million, or 7% (4% on a constant currency basis) in our reinsurance segment partially offset by an increase of $48 million, or 2% (4% on a constant currency basis), in our insurance segment;

•	Net premiums written decreased 6% (3% on a constant currency basis) to $3.7 billion and net premiums earned decreased by 5% (3% on a constant currency basis) to $3.7 billion;

•	Combined ratio of 94.7%, compared to 91.6%;

•	Current accident year loss ratio of 65.6%, compared to 63.2%;

•	Net favorable prior year reserve development of $243 million (benefiting the combined ratio by 6.6 points), compared to $259 million (benefiting the combined ratio by 6.7 points);

•
Total fee of $315 million received following the termination of the amalgamation agreement with PartnerRe Ltd., comprising a $280 million termination fee and $35 million received as reimbursement for merger related expenses;

•	Included in our corporate expenses, PartnerRe merger-related costs of $36 million;

•
Pre-tax charges of $51 million relating to profitability enhancement initiatives announced during Q3 2015, including reorganization and related expenses of $46 million and corporate expenses of $5 million;

•	Net investment income decreased 11% to $305 million;

•
Pre-tax total return on cash and investments of 0.2%, including foreign exchange movements, or 0.9%, excluding foreign exchange movements, compared to 2.0% (or 2.8% excluding foreign exchange movements);

•	Net income available to common shareholders of $602 million and return on average common equity of 11.5%, compared to $771 million and 14.8%;

•
Operating income of $401 million, representing an operating return on average common equity of 7.7%, compared to operating income of $563 million, representing an operating return on average common equity of 10.8%;

•	Net cash flows from operations of $791 million, compared to $862 million in 2014;

•
On August 17, 2015, the Company entered into an Accelerated Share Repurchase (“ASR”) agreement to repurchase an aggregate of $300 million of the Company’s ordinary shares. On August 20, 2015, under the terms of this agreement the Company initially acquired 4.1 million ordinary shares. The agreement was terminated effective January 15, 2016 under an early termination clause with the Company acquiring an additional 1.4 million ordinary shares;

•	Diluted book value per common share of $54.08, a 7% increase from December 31, 2014;

•	Total dividends declared during the year of $1.22 per common share;

•	Growth in diluted book value per share, adjusted for dividends declared during the year, of $4.67, or 9%, per common share.
Fourth Quarter Highlights2

•	Gross premiums written increased 5% (6% on a constant currency basis) to $800 million;

•	Net premiums written increased 7% (8% on a constant currency basis) to $595 million and net premiums earned decreased 4% (1% on a constant currency basis) to $922 million;

•
Estimated catastrophe and weather-related pre-tax net losses of $10 million, composed primarily of losses related to U.S weather events, compared to $21 million incurred during the fourth quarter of 2014;

•	Net favorable prior year reserve development of $77 million (benefiting the combined ratio by 8.4 points) compared to $66 million (benefiting the combined ratio by 6.9 points);

•	Net investment income was flat at $79 million;

2All comparisons are with the same period of the prior year, unless otherwise stated.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

•	Net cash flows from operations of $88 million, compared to $126 million;

•
During the quarter, we announced that effective December 31, 2015, the share repurchase authorization program was increased to $750 million of the Company's common shares effective through December 31, 2016;

•	Quarterly common share dividend declared increased 21% to $0.35 per share.

Commenting on the fourth quarter and full year 2015 financial results, Albert Benchimol, President and CEO of AXIS Capital, said "We are pleased to report growth in diluted book value per share, adjusted for dividends, of 9% for 2015. While 2015 was a challenging year on many fronts, it was also a year of powerful maturation across our organization, resulting in a stronger, more focused AXIS. Over the course of the year, we steered the company towards a future of enhanced profitability and stability. Importantly, we are executing on the right actions for the current challenging market conditions-improving the quality of our book of business, growing the scale and profitability of recent initiatives, and tightening expense control and capital efficiency. Normalizing for the unusual frequency of mid-sized energy losses this year, our results for the quarter and the year demonstrated progress on all of these fronts."

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Segment Highlights

Insurance Segment

Our insurance segment reported gross premiums written of $613 million in the quarter, down 2% (flat on a constant currency basis) from the fourth quarter of 2014. The comparative quarterly movement was impacted by the profitability enhancement initiatives announced during the third quarter of 2015, which reduced business written in certain of our professional, liability and property lines. This decrease was offset by increases in our accident and health lines, primarily reflecting new reinsurance business, new credit and political risk business and growth in professional lines not impacted by the restructuring initiatives, which benefitted from the growth in our lawyers' liability program in the U.S. and in our cyber liability business.

For the full year, gross premiums written were $2.6 billion, a 2% (4% on a constant currency basis) increase compared to 2014. The increase was primarily driven by growth in our accident and health, professional, and credit and political risk lines for the same reasons as discussed in the quarterly result above, and increases in our liability lines, reflecting continued growth in our primary and excess casualty business. These increases were partially offset by a reduction in premiums written due to the profitability enhancement initiatives and decreases in our property lines, reflecting continued competitive market conditions.

Net premiums written were down 3% (1% on a constant currency basis) in the fourth quarter and down 1% (up 1% on a constant currency basis) for the full year compared to the same periods in 2014, and were impacted by an increase in the premiums ceded following increased reinsurance protection purchased, primarily in the professional lines. Net premiums earned decreased by 2% (flat on a constant currency basis) in the fourth quarter and were down 2% (down 1% on a constant currency basis) for the full year, primarily driven by the increases in the reinsurance protection purchased in recent periods.

Our insurance segment reported underwriting income of $25 million for the current quarter, compared to underwriting income of $34 million in the fourth quarter of 2014. The current quarter’s underwriting results reflected a combined ratio of 94.5%, compared to 92.7% in the prior year quarter. The segment’s current accident year loss ratio increased from 61.2% in the fourth quarter of 2014 to 64.0% this quarter, driven primarily by increased mid-size and attritional loss experience in the marine and liability lines. These increases were partially offset by improved loss experience in the credit and political risk, property and professional lines and changes in the business mix. Catastrophe and weather-related losses were $9

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

million in the fourth quarter of 2015, compared to $11 million in losses incurred for catastrophe and weather-related events during the same period of 2014.

Net favorable prior year reserve development was $2 million, or 0.5 points, this quarter compared with $10 million, or 2.1 points, in the fourth quarter of 2014.

The decrease in the segment's acquisition cost ratio for the quarter and the full year was primarily driven by changes in the business mix, a federal excise tax adjustment following a change in the application of certain tax rules by the Internal Revenue Service and the impact of increased ceding commissions received following changes in our reinsurance programs.

For the full year, underwriting income was $41 million compared with $79 million in 2014. The decrease was primarily driven by a reduction in favorable prior year development from $64 million to $23 million and a significant increase in the marine lines loss experience, which was partially offset by a decrease in the level of catastrophe and weather-related losses.

Reinsurance Segment

For the fourth quarter, which is generally not a significant premium renewal period for our reinsurance segment, we reported gross premiums written of $187 million in 2015, compared to $138 million written in the corresponding quarter of 2014. The increase was driven by the liability line of business, due to an extension of a large multi-year treaty, as well as new business and increased treaty participations.

For the full year, our reinsurance segment reported gross premiums written of $2.0 billion, a decrease of 7% (4% on a constant currency basis) from $2.2 billion written during 2014. The decrease was primarily driven by a number of treaties written on a multi-year basis during 2014, especially in the property, liability and catastrophe lines and the impact of foreign exchange. After adjusting for the impact of multi-year premiums and foreign exchange, gross premium written increased by $11 million year over year, driven by motor lines, attributable to new business and favorable premium adjustments, as well as property and engineering lines which benefitted primarily from new business. These increases were partially offset by lower written premiums in the catastrophe, agriculture and professional lines driven by treaty restructurings and non-renewals.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Underwriting income in our reinsurance segment was $63 million in the fourth quarter of 2015 compared to $79 million in the fourth quarter of 2014. The current accident year loss ratio this quarter increased to 66.2% from 62.0% in the fourth quarter of 2014, primarily driven by changes in the business mix and an increase in mid-size and attritional losses in our credit and surety line of business. These were partially offset by improved loss experience in our property lines. The current quarter's results included benign losses related to catastrophe and weather-related events, compared to $10 million in catastrophe and weather-related losses reported during the comparative quarter in 2014.

Net favorable prior period reserve development was $75 million, or 16.0 points, this quarter compared with $56 million, or 11.3 points, in the fourth quarter of 2014.

Our reinsurance underwriting income was also impacted by an other insurance related loss of $15 million driven by realized losses and mark-to-market adjustments on our weather derivatives portfolio following unseasonably warm weather conditions in Europe.

The increase in the segment's acquisition cost ratio for the quarter and for the full year was primarily driven by variances in accruals for loss-sensitive features in underlying contracts, primarily due to prior year reserve releases, changes in the business mix and higher acquisition costs paid on certain lines of business.

For the full year, our reinsurance segment reported underwriting income of $261 million, compared to $383 million in 2014. The decrease was primarily due to a higher current accident year loss ratio, which was impacted by business mix changes and an increase in losses due to catastrophe and weather-related events, and an increase in acquisition costs.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Investments

Net investment income of $79 million for the quarter was comparable to the fourth quarter of 2014 and was a $33 million increase from the third quarter of 2015. The variance was primarily impacted by the market value of our alternative investments ("other investments"). These investments generated $3 million of income in the fourth quarter of 2015, compared to a $27 million loss in the third quarter of 2015 and income of $12 million in the fourth quarter of 2014. The fourth quarter of 2015 also benefitted from an increase in income, primarily from our fixed maturity investments portfolio, compared to the same period of 2014.

For the full year, net investment income was $305 million, down $37 million from 2014. The variance was primarily driven by changes in the fair value of our alternative investments. These investments generated $20 million of income in 2015, compared to income of $58 million in 2014.

Net realized investment losses for the quarter were $15 million, compared to $70 million of net realized investment losses in the third quarter of 2015 and $11 million of net realized investment gains in the fourth quarter of 2014.

Capitalization / Shareholders’ Equity

Our total capital3 at December 31, 2015 was $6.9 billion, including $1.0 billion of long-term debt and $0.6 billion of preferred equity, comparable to $6.8 billion at December 31, 2014. The increase in total capital is attributable to the net income available to common shareholders generated for the year ended December 31, 2015, net of common share dividends, partially offset by the repurchase of common shares primarily due to the execution of an accelerated share repurchase agreement ("ASR") and an increase in the unrealized losses on investments. On August 17, 2015, the Company entered into an ASR to repurchase an aggregate of $300 million of the Company’s common shares. On August 20, 2015, under the terms of this agreement the Company initially acquired 4.1 million common shares. The ASR was formally terminated on January 15, 2016 with 1.4 million of additional common shares delivered to the Company.

At February 2, 2016, the Company had $734 million of remaining authorization under our Board-authorized share repurchase program for common share repurchases through December 31, 2016.

3 Total capital represents the sum of total shareholders' equity attributable to AXIS Capital and our senior notes.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Diluted book value per common share, calculated on a treasury stock basis, increased by $0.40 in the current quarter and by $3.45, in the last twelve months, to $54.08. The quarterly and annual increases were primarily driven by our net income which was partially offset by an increase in unrealized losses on investments, which reflected an increase in the U.S. interest rates, the widening of credit spreads in non-government bonds and foreign exchange volatility.

During the fourth quarter of 2015, the Company declared common dividends of $0.35 per common share, with the total dividends declared of $1.22 per common share over the past year. Combined, the growth in the diluted book value per common share adjusted for dividends was $0.75, or 1%, for the quarter and $4.67, or 9%, for the full year.

Conference Call

We will host a conference call on Wednesday, February 3, 2016 at 8:00 AM (Eastern) to discuss the fourth quarter and year-end financial results and related matters. The teleconference can be accessed by dialing (888) 317-6003 (U.S. callers) or (412) 317-6061 (international callers) approximately ten minutes in advance of the call and entering the code 9-0-6-9-6-1-2. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com. A replay of the teleconference will be available for two weeks by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the code 1-0-0-7-8-2-6-7. The webcast will be archived in the Investor Information section of the Company's website.

In addition, a financial supplement relating to our financial results for the quarter ended December 31, 2015 is available in the Investor Information section of the Company's website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with total shareholders’ equity attributable to AXIS Capital at December 31, 2015 of $5.9 billion and locations in Bermuda, the United States, Europe, Singapore, Canada, Australia and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2015 (UNAUDITED) AND DECEMBER 31, 2014

	2015	2014

	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$11,719,749	$12,129,273
Equity securities, available for sale, at fair value	597,998	567,707
Mortgage loans, held for investment, at amortized cost and fair value	206,277	—
Other investments, at fair value	816,756	965,465
Short-term investments, at amortized cost and fair value	34,406	107,534
Total investments	13,375,186	13,769,979
Cash and cash equivalents	988,133	921,830
Restricted cash and cash equivalents	186,618	287,865
Accrued interest receivable	73,729	83,070
Insurance and reinsurance premium balances receivable	1,967,535	1,808,620
Reinsurance recoverable on unpaid and paid losses	2,096,104	1,926,145
Deferred acquisition costs	471,782	466,987
Prepaid reinsurance premiums	396,201	351,441
Receivable for investments sold	26,478	169
Goodwill and intangible assets	86,858	88,960
Other assets	313,267	250,670
Total assets	$19,981,891	$19,955,736

Liabilities
Reserve for losses and loss expenses	$9,646,285	$9,596,797
Unearned premiums	2,760,889	2,735,376
Insurance and reinsurance balances payable	356,417	249,186
Senior notes	991,825	990,790
Payable for investments purchased	9,356	188,176
Other liabilities	350,237	315,471
Total liabilities	14,115,009	14,075,796

Shareholders' equity
Preferred shares	627,843	627,843
Common shares	2,202	2,191
Additional paid-in capital	2,241,388	2,285,016
Accumulated other comprehensive loss	(188,465)	(45,574)
Retained earnings	6,194,353	5,715,504
Treasury shares, at cost	(3,010,439)	(2,763,859)
Total shareholders' equity attributable to AXIS Capital	5,866,882	5,821,121
Noncontrolling interests	—	58,819
Total shareholders' equity	5,866,882	5,879,940
Total liabilities and shareholders' equity	$19,981,891	$19,955,736

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE QUARTERS AND YEARS ENDED DECEMBER 31, 2015 AND 2014

	Quarters ended		Years ended
	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)

	(in thousands, except per share amounts)
Revenues
Net premiums earned	$921,812	$958,517	$3,686,417	$3,870,999
Net investment income	79,000	78,595	305,336	342,766
Net realized investment gains (losses)	(14,872)	10,779	(138,491)	132,108
Other insurance related income (loss)	(15,272)	(11,818)	(2,953)	650
Termination fee received	—	—	280,000	—
Total revenues	970,668	1,036,073	4,130,309	4,346,523

Expenses
Net losses and loss expenses	523,331	524,625	2,176,199	2,186,722
Acquisition costs	180,564	187,349	718,112	737,197
General and administrative expenses	140,371	165,150	596,821	621,876
Foreign exchange gains	(33,112)	(46,086)	(102,312)	(104,439)
Interest expense and financing costs	12,851	17,783	50,963	74,695
Reorganization and related expenses	—	—	45,867	—
Total expenses	824,005	848,821	3,485,650	3,516,051

Income before income taxes	146,663	187,252	644,659	830,472
Income tax expense	1,873	16,382	3,028	25,908
Net income	144,790	170,870	641,631	804,564
Amounts attributable from noncontrolling interests	—	(2,815)	—	(6,181)
Net income attributable to AXIS Capital	144,790	173,685	641,631	810,745
Preferred shares dividends	10,003	10,022	40,069	40,088
Net income available to common shareholders	$134,787	$163,663	$601,562	$770,657

Per share data
Net income per common share:
Basic net income	$1.40	$1.63	$6.10	$7.38
Diluted net income	$1.39	$1.60	$6.04	$7.29
Weighted average number of common shares outstanding - basic	96,072	100,468	98,609	104,368
Weighted average number of common shares outstanding - diluted	97,148	102,038	99,629	105,713
Cash dividends declared per common share	$0.35	$0.29	$1.22	$1.10

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE QUARTERS ENDED DECEMBER 31, 2015 AND 2014

	2015			2014
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$612,527	$187,275	$799,802	$624,313	$137,727	$762,040
Net premiums written	407,236	188,122	595,358	418,150	136,867	555,017
Net premiums earned	453,851	467,961	921,812	461,860	496,657	958,517
Other insurance related income (loss)	225	(15,497)	(15,272)	(12)	(11,806)	(11,818)
Net losses and loss expenses	(288,348)	(234,983)	(523,331)	(272,787)	(251,838)	(524,625)
Acquisition costs	(60,716)	(119,848)	(180,564)	(71,444)	(115,905)	(187,349)
Underwriting-related general and
administrative expenses[4]	(79,734)	(34,553)	(114,287)	(84,005)	(38,000)	(122,005)
Underwriting income[4]	$25,278	$63,080	88,358	$33,612	$79,108	112,720

Corporate expenses			(26,084)			(43,145)
Net investment income			79,000			78,595
Net realized investment gains (losses)			(14,872)			10,779
Foreign exchange gains			33,112			46,086
Interest expense and financing costs			(12,851)			(17,783)
Income before income taxes			$146,663			$187,252

Net loss and loss expense ratio	63.5%	50.2%	56.8%	59.1%	50.7%	54.7%
Acquisition cost ratio	13.4%	25.6%	19.6%	15.5%	23.3%	19.5%
General and administrative
expense ratio	17.6%	7.4%	15.2%	18.1%	7.7%	17.3%
Combined ratio	94.5%	83.2%	91.6%	92.7%	81.7%	91.5%

4Underwriting-related general and administrative expenses and consolidated underwriting income are "non-GAAP financial measures", as defined in SEC Regulation G. Reconciliations of these amounts to the nearest GAAP financial measures (total general and administrative expenses and income before income taxes, respectively) are provided in this release, as are discussions of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA
FOR THE YEARS ENDED DECEMBER 31, 2015 (UNAUDITED) AND 2014

	2015			2014
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$2,583,081	$2,020,649	$4,603,730	$2,535,415	$2,176,104	$4,711,519
Net premiums written	1,759,359	1,915,307	3,674,666	1,779,501	2,127,474	3,906,975
Net premiums earned	1,798,191	1,888,226	3,686,417	1,830,544	2,040,455	3,870,999
Other insurance related income (loss)	1,036	(3,989)	(2,953)	(11)	661	650
Net losses and loss expenses	(1,154,928)	(1,021,271)	(2,176,199)	(1,131,880)	(1,054,842)	(2,186,722)
Acquisition costs	(261,208)	(456,904)	(718,112)	(278,804)	(458,393)	(737,197)
Underwriting-related general and
administrative expenses	(341,658)	(145,253)	(486,911)	(341,214)	(144,987)	(486,201)
Underwriting income	$41,433	$260,809	302,242	$78,635	$382,894	461,529

Corporate expenses			(109,910)			(135,675)
Net investment income			305,336			342,766
Net realized investment gains (losses)			(138,491)			132,108
Foreign exchange gains			102,312			104,439
Interest expense and financing costs			(50,963)			(74,695)
Termination fees received			280,000			—
Reorganization and related expenses			(45,867)			—
Income before income taxes			$644,659			$830,472

Net loss and loss expense ratio	64.2%	54.1%	59.0%	61.8%	51.7%	56.5%
Acquisition cost ratio	14.5%	24.2%	19.5%	15.2%	22.5%	19.0%
General and administrative
expense ratio	19.1%	7.7%	16.2%	18.7%	7.1%	16.1%
Combined ratio	97.8%	86.0%	94.7%	95.7%	81.3%	91.6%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURE RECONCILIATION (UNAUDITED)
OPERATING INCOME, OPERATING RETURN ON AVERAGE COMMON EQUITY
AND UNDERWRITING-RELATED GENERAL AND ADMINISTRATIVE EXPENSES
FOR THE QUARTERS AND YEARS ENDED DECEMBER 31, 2015 AND 2014

	Quarters ended		Years ended
	2015	2014	2015	2014

	(in thousands, except per share amounts)

Net income available to common shareholders	$134,787	$163,663	$601,562	$770,657
Net realized investment (gains) losses, net of tax(5)	15,877	1,180	135,320	(106,196)
Foreign exchange gains, net of tax(6)	(30,835)	(44,551)	(99,291)	(101,586)
Termination fee received(7)	—	—	(280,000)	—
Reorganization and related expenses, net of tax(8)	—	—	42,924	—
Operating income	$119,829	$120,292	$400,515	$562,875

Earnings per common share - diluted	$1.39	$1.60	$6.04	$7.29
Net realized investment (gains) losses, net of tax	0.16	0.01	1.36	(1.00)
Foreign exchange gains, net of tax	(0.32)	(0.43)	(1.00)	(0.97)
Termination fee received	—	—	(2.81)	—
Reorganization and related expenses, net of tax	—	—	0.43	—
Operating income per common share - diluted	$1.23	$1.18	$4.02	$5.32

Weighted average common shares and common share
equivalents - diluted	97,148	102,038	99,629	105,713

Average common shareholders' equity	$5,218,781	$5,191,962	$5,216,159	$5,191,699

Annualized return on average common equity	10.3%	12.6%	11.5%	14.8%

Annualized operating return on average common equity	9.2%	9.3%	7.7%	10.8%

(5)
Tax cost (benefit) of $1,005 and $11,959 for the quarters ended December 31, 2015 and 2014, respectively, and ($3,171) and $25,912 for 2015 and 2014, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.

(6)
Tax cost of $2,277 and $1,535 for the quarters ended December 31, 2015 and 2014, respectively, and $3,021 and $2,853 for 2015 and 2014, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.

(7)	Tax impact is nil.

(8)
Tax benefit of $2,943 for 2015. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, reflecting the jurisdictional apportionment and related tax treatment of the individual components of the reorganization and related expenses.

In addition to underwriting-related general and administrative expenses, our total general and administrative expenses of $140,371 and $165,150 for the quarters ended December 31, 2015 and 2014, respectively, and $596,821 and $621,876 for 2015 and 2014, respectively, include corporate expenses.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence and magnitude of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital, and credit market conditions, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions, (6) the failure of our cedants to adequately evaluate risks, (7) inability to obtain additional capital on favorable terms, or at all, (8) the loss of one or more key executives, (9) a decline in our ratings with rating agencies, (10) the loss of business provided to us by our major brokers, (11) changes in accounting policies or practices, (12) the use of industry catastrophe models and changes to these models, (13) changes in governmental regulations, (14) increased competition, (15) changes in the political environment of certain countries in which we operate or underwrite business, (16) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (17) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Non-GAAP Financial Measures

In this release, we present operating income, consolidated underwriting income and underwriting-related general and administrative expenses, which are “non-GAAP financial measures” as defined in Regulation G.

Operating income represents after-tax operational results without consideration of after-tax net realized investment gains (losses), foreign exchange gains (losses), termination fee received and reorganization and related expenses. We also present diluted operating earnings per share and operating return on average common equity ("operating ROACE"), which are derived from the non-GAAP operating income measure. Reconciliations of operating income, diluted operating earnings per share and operating ROACE to the nearest GAAP financial measures (based on net income available to common shareholders) are included above.

Consolidated underwriting income is a pre-tax measure of underwriting profitability that takes into account net premiums earned and other insurance related income (loss) as revenues and net losses and loss expenses, acquisition costs and underwriting-related general and administrative costs as expenses. Underwriting-related general and administrative expenses include those general and administrative expenses that are incremental and/or directly attributable to our individual underwriting operations. While these measures are presented in the Segment Information footnote to our Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. A reconciliation of consolidated underwriting income to income before income taxes (the nearest GAAP financial measure) is included in the 'Consolidated Segmental Data' section of this release. Our total general and administrative expenses (the nearest GAAP financial measure to underwriting-related general and administrative expenses) also includes corporate expenses; the two components are separately presented in the 'Consolidated Segmental Data' section of this release.

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This includes the presentation of “operating income” (in total and on a per share basis), “annualized operating return on average common equity” (which is based on the “operating income” measure) and "consolidated underwriting income ", which incorporates "underwriting-related general and administrative expenses".

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Operating Income

Although the investment of premiums to generate income and realized investment gains (or losses) is an integral part of our operations, the determination to realize investment gains (or losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (or losses) is somewhat opportunistic for many companies.

Foreign exchange gains (or losses) in our Consolidated Statements of Operations are primarily driven by the impact of foreign exchange rate movements on net insurance-related liabilities. However, this movement is only one element of the overall impact of foreign exchange rate fluctuations on our financial position. In addition, we recognize unrealized foreign exchange gains (or losses) on our available-for-sale investments in other comprehensive income and foreign exchange gains (or losses) realized upon the sale of these investments in net realized investment gains (or losses). These unrealized and realized foreign exchange movements generally offset a large portion of the foreign exchange gains (or losses) reported separately in earnings, thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As such, the Consolidated Statements of Operations foreign exchange gains (or losses) in isolation are not a fair representation of the performance of our business.

The termination fee received represents the break-up fee paid by PartnerRe Ltd. following the cancellation of the amalgamation agreement with AXIS Capital and is not indicative of future revenues of the Company.

Reorganization and related expenses are primarily driven by business decisions, the nature and timing of which are unrelated to the underwriting process and which are not representative of underlying business performance.

In this regard, certain users of our financial statements evaluate earnings excluding after-tax net realized investment gains (losses), foreign exchange gains, termination fee received and reorganization and related expenses to understand the profitability of recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains (losses), foreign exchange gains, termination fee received and reorganization and related expenses reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Consolidated Underwriting Income/Underwriting-Related General and Administrative Expenses

Corporate expenses include holding company costs necessary to support our worldwide (re)insurance operations and costs associated with operating as a publicly-traded company. As these costs are not incremental and/or directly attributable to our individual underwriting operations, we exclude them from underwriting-related general and administrative expenses and, therefore, consolidated underwriting income. Interest expense and financing costs primarily relate to interest payable on our senior notes and are excluded from consolidated underwriting income for the same reason.

We evaluate our underwriting results separately from the performance of our investment portfolio. As such, we believe it appropriate to exclude net investment income and net realized investment gains (losses) from our underwriting profitability measure.

As noted above, foreign exchange gains in our Consolidated Statements of Operations primarily relate to our net insurance-related liabilities. However, we manage our investment portfolio in such a way that unrealized and realized foreign exchange gains (losses) on our investment portfolio generally offset a large portion of the foreign exchange gains arising from our underwriting portfolio. As a result, we believe that foreign exchange gains are not a meaningful contributor to our underwriting performance and, therefore, exclude them from consolidated underwriting income.

The termination fee received represents the break-up fee received on the cancellation of the amalgamation agreement between PartnerRe Ltd. and AXIS Capital and should be excluded from consolidated underwriting income since it is not related to underwriting operations.

Reorganization and related expenses are driven by business decisions, the nature and timing of which are unrelated to the underwriting process and for this reason they are excluded from consolidated underwriting income.

We believe that presentation of underwriting-related general and administrative expenses and consolidated underwriting income provides investors with an enhanced understanding of our results of operations, by highlighting the underlying pre-tax profitability of our underwriting activities.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com